(d)(2)(ii)

AMENDED SCHEDULE A

with respect to the

SUB-ADVISORY AGREEMENT

between

VOYA INVESTMENTS, LLC

and

VOYA INVESTMENT MANAGEMENT CO. LLC

Annual Sub-Advisory Fee
(as a percentage of average daily
Series	assets allocated to the Sub-Adviser)

Voya Diversified Emerging Markets	0.3150%
Debt Fund

Voya Global Bond Fund	0.1800%

Direct Investments1
Voya Global Diversified Payment	0.1350%

Fund	Underlying Funds2

0.0360%

Voya Global High Dividend Low	0.2300%
Volatility Fund

Direct Investments3
Voya Global Perspectives® Fund	0.1350%
Underlying Funds4

0.0450%

1"A "Direct Investment" is an investment in a financial instrument issued by an issuer that is not a part of the Voya family of funds, including, but not limited to: a security issued by an investment company that is not a part of the Voya family of funds, including exchange traded funds; a security issued by a non-mutual fund issuer, such as an operating company; and derivative instruments other than call options written by Voya Investment Management Co. LLC. The phrase "family of funds" shall have the same meaning as "fund complex" as defined in Item 17 of Form N-1A, as it was in effect as of the date of this contract.

2"Underlying Funds" shall mean open-end investment companies registered under the 1940 Act within the Voya family of funds. The phrase "family of funds" shall have the same meaning as "fund complex" as defined in Item 17 of Form N-1A, as it was in effect as of the date of this contract.

Annual Sub-Advisory Fee
(as a percentage of average daily
Series	assets allocated to the Sub-Adviser)

Voya International High Dividend	0.2300%
Low Volatility Fund

Voya Multi-Manager Emerging	[REDACTED]
Markets Equity Fund

Voya Multi-Manager International	[REDACTED]
Factors Fund

Voya Russia Fund	0.5625%

Effective date: November 19, 2020.